Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement on Form S-3 of American Virtual Cloud Technologies, Inc. of our report, dated April 15, 2022, with respect to our audits of the financial statements of American Virtual Cloud Technologies, Inc. as of December 31, 2021 and 2020, and the results of its operations and its cash flows for the period ended December 31, 2021 and December 31, 2020 included in the 2021 Annual Report of American Virtual Cloud Technologies, Inc. on Form 10-K. We also consent to the reference to our firm under the heading “Experts” in this Registration Statement.

/s/ UHY LLP

Melville, NY

November 17, 2022

An Independent Member of Urbach Hacker Young International